Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-219206

GS Finance Corp.

$608,000

Callable Monthly NASDAQ-100 Index®-Linked Range Accrual Notes due 2029

guaranteed by

The Goldman Sachs Group, Inc.

The notes will mature on the stated maturity date (March 29, 2029), subject to our right to redeem your notes at 100% of their face amount plus any accrued and unpaid interest on each interest payment date on or after March 29, 2020.

Interest, if any, will be paid on the 29th day of each month (except in the case of each February, when interest will be paid on the last calendar day of such month), with the first interest payment date April 29, 2019. The amount of interest that you will be paid each month will be based on the number of scheduled trading days, each a “reference date”, on which the closing level of the NASDAQ-100 Index® is greater than or equal to 75% of the initial index level of 7,308.193 which is 5,481.14475. To determine your annualized interest rate for each monthly interest period, we will divide the number of reference dates in the interest period on which the above condition is met by the total number of reference dates in that interest period. We will then multiply the resulting fraction by 4.75%. Your monthly interest payment for each $1,000 face amount of your notes will equal the product of the annualized interest rate times $1,000 times an accrued interest factor.  The accrued interest factor is determined in accordance with the 30/360 (ISDA) day count convention. Therefore, on any monthly interest payment date, interest, if any, may be paid for less than or greater than 30 days. See page S-20. Unless the above condition is met on each reference date in a monthly interest period, the interest rate with respect to the next interest payment date will be less than 4.75% per annum, and if it is never met, the interest rate with respect to such interest payment date will be 0%.

If your notes are not previously redeemed, on the stated maturity date we will pay you an amount in cash equal to the outstanding face amount of your notes plus any accrued and unpaid interest.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-9.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $932 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	March 29, 2019	Original issue price:	100% of the face amount
Underwriting discount:	3.7% of the face amount	Net proceeds to the issuer:	96.3% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Supplement No. 5,324 dated March 27, 2019.

The issue price, underwriting discount and net proceeds listed on the cover page hereof relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above.  The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the offered notes. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $932 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $35.5 per $1,000 face amount).

Prior to March 29, 2020, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through March 28, 2020). On and after March 29, 2020, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•Prospectus supplement dated July 10, 2017

•Prospectus dated July 10, 2017

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

S-2

Callable Monthly NADAQ-100 Index®-Linked Range Accrual Notes due

INVESTMENT THESIS

•   For investors who want the opportunity for a potentially higher annualized interest rate than on a comparable fixed or floating rate debt security and believe that the level of the index on any scheduled trading day from and including the original issue date to but excluding the final interest determination date will not be less than 75% of the initial index level of 7,308.193 which is 5,481.14475.

•   For investors who are willing to receive interest at a rate of less than 4.75% per annum, and possibly 0%, if the index level does not meet or exceed the trigger level on each reference date.

•   For investors who understand that, due to the issuer’s early redemption right, the term of their notes could be anywhere from one to ten years.

DETERMINING PAYMENT ON THE NOTES

The monthly interest payment for each $1,000 face amount of the notes will equal:

Subject to the issuer’s early redemption right, at maturity, for each $1,000 face amount, the investor will receive $1,000.

DETAILS OF THE ISSUER’S EARLY REDEMPTION RIGHT

•   We may redeem the notes at 100% of their face amount, plus any accrued and unpaid interest, on any interest payment date on or after March 29, 2020.

•   While we may choose to call the notes on any monthly interest payment date on or after March 29, 2020, we are more likely to call the notes if:

o    the index level stays above the trigger level;

o    interest rates decline or do not increase; or

o    the issuer’s credit spreads decrease.

KEY TERMS
Issuer:	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Index:	The NASDAQ-100 Index® (Bloomberg symbol, “NDX Index”)
Face Amount:	$608,000 in the aggregate; each note will have a face amount equal to $1,000
Trade Date:	March 27, 2019
Settlement Date:	March 29, 2019
Stated Maturity Date:	March 29, 2029
Early Redemption Right:

We have the right to redeem the notes, in whole but not in part, at a price equal to 100% of the face amount plus any accrued and unpaid interest to but excluding such redemption date, on each interest payment date on or after March 29, 2020

Redemption Dates:	The interest payment date that will fall on March 29, 2020 and each interest payment date occurring thereafter
Interest Determination Dates:	The tenth scheduled trading day prior to each interest payment date
Interest Payment Dates:	The 29th day of each month (except in the case of each February, when interest will be paid on the last calendar day of such month), beginning on April 29, 2019 and ending on the stated maturity date
Initial Index Level:	7,308.193
Trigger Level:	5,481.14475 which is 75% of the initial index level
Day Count Convention:	30/360 (ISDA)
Business Day Convention	Following unadjusted
Accrued Interest Factor:

Calculated in accordance with the day count convention with respect to each period from and including each interest payment date (or the original issue date, in the case of the first interest payment date) to but excluding the next succeeding interest payment date

CUSIP/ISIN:	40056F3D5 / US40056F3D55

HYPOTHETICAL INTEREST PAYMENTS
Non-call Period Above Trigger Level Below Trigger Level

Index Level Generally Increases Over the Life of the Notes, And the Closing Level of the Index is Always Greater Than or Equal To the Trigger Level

Underlier Level (%)

•    Interest Payments: Interest will accrue at the full 4.75% per annum rate.

•    Call Feature:  The issuer is more likely to call the notes prior to maturity.

•    Payment at Maturity:  100% of the face amount.

Index Level Increases and Decreases Over the Life of the Notes, But the Closing Level of the Index is Usually Greater Than or Equal To the Trigger Level

Underlier Level (%)

•   Interest Payments: The interest rate will be 4.75% per annum only during the periods when the closing level of the index is always greater than or equal to the trigger level.

•   Call Feature:  The issuer is somewhat more likely to call the notes prior to maturity when the index level is greater than the trigger level.

•   Payment at Maturity:  100% of the face amount.

Index Level Increases and Decreases Over The Life of the Notes, But the Closing Level of the Index is Usually Less Than the Trigger Level

Underlier Level (%)

•   Interest Payments: The interest rate will be 4.75% per annum only during the periods when the closing level of the index is always greater than or equal to the trigger level.

•   Call Feature: The issuer is somewhat less likely to call the notes prior to maturity when the index level is less than the trigger level.

•   Payment at Maturity:  100% of the face amount.

Index Level Increases and Decreases Over The Life of the Notes, But the Closing Level of the Index is Usually Less Than the Trigger Level

Underlier Level (%)

•    Interest Payments: The monthly interest payments are mostly zero.

•    Call Feature: The issuer is not likely to call the notes prior to maturity.

•    Payment at Maturity:  100% of the face amount.

RISKS

The foregoing is only a brief summary. For a more detailed description of the terms of your notes, see “Summary Information” beginning on page S-5 and “Specific Terms of Your Notes” beginning on page S-18 of this prospectus supplement. You should also read “Additional Risk Factors Specific to Your Notes” beginning on page S-9 of this prospectus supplement so that you may better understand the risks associated with an investment in the notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-18. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Key Terms

Issuer:  GS Finance Corp.

Guarantor:  The Goldman Sachs Group, Inc.

Index:  the NASDAQ-100 Index® (Bloomberg symbol, “NDX Index”), as published by Nasdaq, Inc.; see “The Index” on page S-27

Face amount:  each note will have a face amount equal to $1,000; $608,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Trade date:  March 27, 2019

Original issue date (settlement date):  March 29, 2019

Stated maturity date:  March 29, 2029, subject to our early redemption right and to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-19

Specified currency:  U.S. dollars (“$”)

Denominations:  $1,000 and integral multiples of $1,000 in excess thereof

Supplemental discussion of U.S. federal income tax consequences:  We intend to treat your notes as variable rate debt instruments for U.S. federal income tax purposes. Under this characterization, it is the opinion of Sidley Austin llp that you should include the interest payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes. In addition, any gain or loss you recognize upon the sale, exchange, redemption or maturity of your notes should be capital gain or loss except to the extent of any amount attributable to any accrued but unpaid interest payments on your notes. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion.

Payment at maturity: if your notes are not previously redeemed, on the stated maturity date we will pay you an amount in cash equal to the outstanding face amount of your notes

Early redemption right:  we have the right to redeem your notes, in whole but not in part, on each redemption date at a price equal to 100% of the face amount plus any accrued and unpaid interest to but excluding such redemption date, subject to at least ten business days’ prior notice.

Redemption dates: the interest payment date that will fall on March 29, 2020 and each interest payment date occurring thereafter

Interest rate:  the interest rate with respect to any interest payment date will be determined on the immediately preceding interest determination date, based on the closing level of the index on each reference date during the interest period immediately preceding such interest payment date. The interest rate will be equal to:  the product of (1) 4.75% times (2) the quotient of (i) the number of reference dates during the applicable interest period when the closing level of the index is greater than or equal to the trigger level divided by (ii) the number of reference dates in such interest period.

Initial index level:  7,308.193

Trigger level:  5,481.14475, which is 75% of the initial index level

Closing level of the index:  the closing level of the index on any reference date, as further described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Level” on page S-23

Interest payment dates:  the 29th day of each month (except in the case of each February, when interest will be paid on the last calendar day of such month), beginning on April 29, 2019 and ending on the stated maturity date, subject to adjustments as described elsewhere in the prospectus supplement

Reference date:  for each interest period, each day that is a scheduled trading day

Day count convention:  30/360 (ISDA), as further discussed under “Specific Terms of Your Notes — Interest Payments — Accrued Interest Factor” on page S-20

Business day convention:  following unadjusted

Accrued interest factor:  calculated in accordance with the day count convention with respect to each period from and including each interest payment date (or the original issue date, in the case of the first interest payment) to but excluding the next succeeding interest payment date (each such period, an “interest accrual period”)

Regular record dates:  one scheduled business day immediately preceding each interest payment date

Defeasance:  not applicable

No listing: the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Business day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-23

Trading day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-23

Scheduled trading day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-23

Interest determination dates:  the tenth scheduled trading day prior to each interest payment date

Interest period:  the period from and including each interest determination date (or the original issue date, in the case of the initial interest period) to but excluding the next succeeding interest determination date

Calculation agent:  Goldman Sachs & Co. LLC (“GS&Co.”)

CUSIP no.:  40056F3D5

ISIN no.:  US40056F3D55

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the method we will use to determine the interest rate on any given interest determination date based on the closing level of the index on the reference dates in the immediately preceding interest period and (ii) the method we will use to calculate the amount of interest accrued between interest payment dates.

The examples below are based on a range of levels of the index that are entirely hypothetical; no one can predict what the level of the index will be on any day throughout the life of your notes, and no one can predict whether interest will accrue on your notes. The index has been highly volatile in the past — meaning that the index level has changed substantially in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects the method we will use to calculate the interest rate applicable to any interest payment date and the hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the index, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-9 of this prospectus supplement. The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions

Trigger level	75% of the initial index level

The day count convention calculation results in an accrued interest factor of approximately 0.08333

(the accrued interest factor for an interest accrual period may be less than or greater than approximately 0.08333)

The notes are not called

Neither a market disruption event nor a non-trading day occurs on any reference date

No change in or affecting any of the index stocks or the method by which the index sponsor calculates the index

Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual levels of the index on any reference date in any interest period, as well as the interest payable at each interest payment date, may bear little relation to the hypothetical examples shown below or to the historical levels of the index shown elsewhere in this prospectus supplement. For information about the index levels during recent periods, see “The Index — Historical Closing Levels of the Index” on page S-34. Before investing in the notes, you should consult publicly available information to determine the index level between the date of this prospectus supplement and the date of your purchase of the notes.

The following table illustrates the method we will use to calculate the interest rate with respect to an interest payment date, subject to the key terms and assumptions above. The numbers in the first column represent the number of reference dates (“N”) during any given interest period for which the closing level of the index is greater than or equal to the trigger level. The levels in the fourth column represent the hypothetical interest amount, as a percentage of the face amount of each note (rounded to the nearest one-hundredth of a percent), that would be payable with respect to a given interest period in which the closing level of the index is greater than or equal to the trigger level for a given number of reference dates (as specified in the first column).

Also, the hypothetical examples shown below do not take into account the effect of applicable taxes.

N* (A)	Assumed number of eligible trading days in an interest period (B)	Accrual fraction (A/B) x 4.75%	Amount of interest to be paid for such period (using 30/360 (ISDA) convention)
0	20	0.00000000	0.00%
5	20	0.01187500	0.10%
10	20	0.02375000	0.20%
15	20	0.03562500	0.30%
20	20	0.04750000	0.40%

*The number of days for which the closing level of the index is greater than or equal to the trigger level in a given interest period is subject to numerous adjustments, as described elsewhere in this prospectus supplement.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual closing level of the index on any day or the market value of your notes, nor can we predict the relationship between the closing level of the index and the market value of your notes at any time prior to the stated maturity date. The actual interest payment that a holder of the notes will receive on each interest payment date and the rate of return on the offered notes will depend on the actual closing levels of the index as determined by the calculation agent. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the interest amount to be paid in respect of your notes, if any, on each interest payment date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stocks, i.e., the stocks comprising the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the interest on the notes will be based on the performance of the index, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

If the Closing Level of the Index Is Less Than the Trigger Level on Any Reference Date in Any Interest Period, the Interest Rate With Respect to the Next Interest Payment Date Will Be Reduced

Because of the formula used to calculate the interest rate applicable to your notes, in the event the closing level of the index on any reference date in any applicable interest period is less than the trigger level, the interest rate with respect to the next interest payment date will be reduced. Therefore, if the closing level of the index is less than the trigger level for an entire interest rate period, you will receive no interest on the related interest payment date. In such case, even if you receive some interest payments on some or all of the interest payment dates, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Risks Relating to the Use of the 30/360 (ISDA) Day Count Convention

The notes follow a “30/360 (ISDA)” day count convention as described under “Specific Terms of Your Notes - Interest Payments - Accrued Interest Factor” below. For certain interest payment dates, specifically those that fall in February and March, application of the 30/360 (ISDA) day count convention may result in interest accrual periods of less than or greater than 30 days out of a year of 360 days.

While the actual interest payment, if any, will depend upon, among other things, the number of reference dates during the applicable interest period and the number of reference dates in such period when the closing level of the index is greater than or equal to the trigger level, the accrued interest factor (reflecting the amount of days for which interest will be paid) may be based on a period of less than or greater than 30 days.

Further, because an interest accrual period may have less than or greater than 30 days, if you purchase or sell notes in the secondary market, if any, during an interest accrual period with less than or greater than 30 days, the price of the notes may not reflect the exact number of days in the applicable interest accrual period as determined by the 30/360 (ISDA) day count convention. See “Specific Terms of Your Notes - Interest Payments - Accrued Interest Factor” below for more information.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Index Stocks

The index sponsor calculates the level of the index by reference to the prices of the stocks included in the index, which we refer to as index stocks, without taking account of the value of dividends paid on those stocks. Therefore, the return on your notes will not reflect the return you would realize if you actually owned the stocks included in the index and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the index stocks by the index stock issuers. See “—You Have No Shareholder Rights or Rights to Receive Any Index Stock” below for additional information.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the level of the index;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing level of the index;
•	the dividend rates of the index stocks;
•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the index stocks, and which may affect the closing level of the index;
•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the index based on its historical performance. The actual performance of the index over the life of the offered notes, as well as the interest payable on each interest payment date, may bear little or no relation to the historical closing levels of the index or the hypothetical examples shown elsewhere in this prospectus supplement.

If the Level of the Index Changes, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your notes. Even if the closing level of the index is greater than or equal to the trigger level during some portion of the life of the notes, the market value of your notes may not increase in the same manner. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the index or the index stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index or the index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the index or the index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the level of the index — directly or indirectly by affecting the price of the index stocks — and therefore the market value of your notes and the amount we will pay on your notes. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the index or index stocks. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the index or index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the index or index stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument. Any of these recommendations and views may be negative with respect to the index or index stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index or index stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Index or the Issuers of the Index Stocks or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsors of the index or the issuers of the index stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the index or index stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the index or index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the index or index stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs. In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as security holders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, index, index stocks or other similar securities, which may adversely impact the market for or value of your notes.

The Policies of the Index Sponsor and Changes that Affect the Index or Index Stocks Comprising the Index, Could Affect the Amount of Interest Payable on Your Notes and Their Market Value

The policies of the index sponsor concerning the calculation of the level of the index, additions, deletions or substitutions of the index stocks comprising the index, and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level, could affect the level of the index and, therefore, the amount of interest payable on your notes on any interest payment date and the market value of your notes. The amount of interest payable on your notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index level, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index levels on any such date — and thus the amount payable on any interest payment date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index levels on any trading day and the interest determination date and the amount of interest payable on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of an Index” and “— Role of Calculation Agent” below.

You Have No Shareholder Rights or Rights to Receive Any Index Stock

Investing in your notes will not make you a holder of any of the index stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the index stocks or any other rights of a holder of the index stocks. Your notes will be paid in cash, as will any interest payments, and you will have no right to receive delivery of any index stocks.

As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the NASDAQ-100 Index®, Which May Have an Adverse Effect on the Level of the NASDAQ-100 Index® and on Your Notes

Pursuant to the NASDAQ-100 Index® methodology, Nasdaq, Inc. retains the right, from time to time, to exercise reasonable discretion as it deems appropriate in order to ensure NASDAQ-100 Index® integrity, including, but not limited to, changes to quantitative inclusion criteria. Nasdaq, Inc. may also, due to special circumstances, apply discretionary adjustments to ensure and maintain quality of the NASDAQ-100 Index®. Although it is unclear how and to what extent this discretion could or would be exercised, it is possible that it could be exercised by Nasdaq, Inc. in a manner that materially and adversely affects the level of the NASDAQ-100 Index® and therefore your notes. Nasdaq, Inc. is not obligated to, and will not, take account of your interests in exercising the discretion described above.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked to an index that is comprised, in part, of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. For example, the United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Past Index Performance is No Guide to Future Performance

The actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical closing level of the index or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the index.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive On Any Interest Payment Date

As calculation agent for your notes, GS&Co. will have discretion in making certain determinations that affect your notes, including determining: the closing level of the index on any reference date, which we will use to determine the amount, if any, we will pay on any applicable interest payment date; market disruption events; non-trading days; the interest determination dates; and the stated maturity date. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the index. See “Specific Terms of Your Notes — Discontinuance or Modification of the Index” below. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interest in the Notes and Us” above. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

There Is No Affiliation Between the Index Stock Issuers or the Index Sponsor and Us

We are not affiliated with the issuers of the index stocks or the index sponsor. As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with, the index sponsor or the index stock issuers. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the index or any of the index stock issuers. You, as an investor in your notes, should make your own investigation into the index and the index stock issuers. See “The Index” below for additional information about the index.

Neither the index sponsor nor any of the index stock issuers are involved in the offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the index sponsor nor any of the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the market value of your notes.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

We Are Able to Redeem Your Notes at Our Option

We have the right to redeem your notes, in whole but not in part, at 100% of their outstanding face amount plus any accrued and unpaid interest up to but excluding the redemption date, on the interest payment date falling on March 29, 2020 and on each interest payment date occurring thereafter, upon at least ten business days’ prior notice. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity, and therefore the term of your notes could be anywhere between one and ten years.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

The Tax Treatment of Your Notes is Uncertain. However, it Would be Reasonable To Treat Your Notes as Variable Rate Debt Instruments for U.S. Federal Income Tax Purposes

The tax treatment of your notes is uncertain. However, it would be reasonable to treat your notes as variable rate debt instruments for U.S. federal income tax purposes and the issuer intends to so treat the notes. Under those rules, you generally will be required to account for interest on the notes in the manner described under “Supplemental Discussion of Federal Income Tax Consequences” below. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes. The discussion in that section is hereby modified to reflect regulations proposed by the Treasury Department indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series E medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:

Specified currency:

•	U.S. dollars (“$”).

Form of note:

•	global form only: yes, at DTC
•	non-global form available: no

Denominations:  each note registered in the name of a holder must have a face amount of $1,000 or an integral multiple of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no
•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•	a business day for your notes will not be the same as a business day for our other Series E medium-term notes, as described under “— Special Calculation Provisions” below
•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index, Index Sponsor and Index Stocks

In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index stocks of an index as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

If your notes are not previously redeemed, on the stated maturity date we will pay you an amount in cash equal to the outstanding face amount of your notes.

Stated Maturity Date

The stated maturity date is March 29, 2029, unless that day is not a business day, in which case the stated maturity date will instead occur on the next following business day.

Interest Payments

The interest rate with respect to any interest payment date will be determined on the immediately preceding interest determination date, based on the closing level of the index on each reference date during the interest period immediately preceding such interest payment date. The interest rate will be equal to: the product of (1) 4.75% times (2) the quotient of (i) the number of reference dates during the applicable interest period when the closing level of the index is greater than or equal to the trigger level divided by (ii) the number of reference dates in such interest period.

The trigger level is 5,481.14475 which is 75% of the initial index level. The initial index level is 7,308.193.

If the closing level of the index for any reference date during the applicable interest period is less than the trigger level, the interest rate for the applicable interest payment date will be reduced.

If the calculation agent determines that the closing level of the index is not available for any reference date because of the occurrence of a market disruption event, a non-trading day or any other reason (other than as described under “— Discontinuance or Modification of the Index” below), then the closing level of the index for such reference date, and for each consecutive reference date thereafter for which the closing level of the index is not available, will be the closing level of the index on the next reference date for which the closing level of the index is available. For example, if the closing level of the index is not available on a Monday through Wednesday and the closing level of the index is available on Thursday, then the closing level of the index for Thursday will also be used for each of Monday, Tuesday and Wednesday. However, if the closing level of the index is not available for more than four consecutive reference dates, then on such fifth consecutive reference date and for each consecutive reference date thereafter for which the closing level of the index is not available, the calculation agent will determine the closing level of the index for each such reference date based on its assessment, made in its sole discretion, of the level of the index at the applicable time on such reference date.

Notwithstanding the previous paragraph, if the calculation agent determines that the closing level of the index is not available on the last reference date in any applicable interest period, then the calculation agent will determine the closing level of the index for such reference date based on its assessment, made in its sole discretion, of the level of the index at the applicable time on such reference date.

The calculation agent will calculate the amount of interest that has accrued on your notes with respect to each interest payment date in the following manner. The calculation agent will calculate the interest rate with respect to such interest payment date as described above and multiply the result by the accrued interest factor and the face amount.

An interest period means each period from and including each interest determination date (or the original issue date, in the case of the initial interest period) to but excluding the next succeeding interest determination date.

The accrued interest factor is calculated as discussed under “— Accrued Interest Factor” below.

Interest, if any, will be paid on your notes on each monthly interest payment date, which is the 29th day of each month (except in the case of each February, when interest will be paid on the last calendar day of such month), beginning on April 29, 2019. If an interest payment date would otherwise be a day that is not a business day, the payment due on that interest payment date will be postponed to the next day that is a business day. However, the interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed. If the stated maturity date does not occur on the originally scheduled day, the interest payment date scheduled to occur on that originally scheduled day will instead occur on the postponed stated maturity date. However, interest on your notes will accrue only up to, but excluding, the originally scheduled stated maturity date.

Reference Date

For each interest period, each day that is a scheduled trading day.

Interest Determination Dates

Each interest determination date will be the tenth scheduled trading day prior to the related interest payment date.

Accrued Interest Factor

The accrued interest factor is calculated in accordance with the 30/360(ISDA) day count convention with respect to each period from and including each interest payment date (or the original issue date, in the case of the first interest payment) to but excluding the next succeeding interest payment date (each such period, an “interest accrual period”). 30/360 (ISDA) means the number of days in the interest accrual period in respect of which payment is being made divided by 360, calculated on a formula basis as follows, as described in Section 4.16(f) of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, without regard to any subsequent amendments or supplements:

[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 –D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest accrual period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest accrual period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest accrual period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest accrual period falls;

“D1” is the first calendar day, expressed as a number, of the interest accrual period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest accrual period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

Although interest payment dates occur monthly, for certain interest payment dates this day count convention may result in interest accrual periods with less than or greater than 30 days.

While the actual interest payment, if any, will depend upon, among other things, the number of reference dates during the applicable interest period and the number of reference dates in such period when the closing level of the index is greater than or equal to the trigger level, due to the day count convention, the accrued interest factor for each interest payment date will vary.  For the interest payment dates falling on the 29th day of each January, April, May, June, July, August, September, October, November and December, the accrued interest factor will be 30/360.  The below table illustrates the accrued interest factor applicable for each interest payment date falling on the last calendar day of each February and the 29th day of each March.  See “Additional Risk Factors Specific to Your Notes — Risks Relating to the Use of the 30/360 (ISDA) Day Count Convention” for more information.

February or March Interest Payment Date*	Applicable Accrued Interest Factor for the Interest Payment Date
2/29/2020	30 / 360
3/29/2020	30 / 360
2/28/2021	29 / 360
3/29/2021	31 / 360
2/28/2022	29 / 360
3/29/2022	31 / 360
2/28/2023	29 / 360
3/29/2023	31 / 360
2/29/2024	30 / 360
3/29/2024	30 / 360
2/28/2025	29 / 360
3/29/2025	31 / 360
2/28/2026	29 / 360
3/29/2026	31 / 360
2/28/2027	29 / 360
3/29/2027	31 / 360
2/29/2028	30 / 360
3/29/2028	30 / 360
2/28/2029	29 / 360
3/29/2029	31 / 360
*The table includes only the applicable accrued interest factor for the interest payment dates falling on the last calendar day of each February and the 29th day of each March

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, or if the calculation agent designates a substitute index, then the calculation agent will determine the interest payment amount on the relevant interest payment date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines on the interest determination date that the publication of the index is discontinued and there is no successor index, the calculation agent will determine the applicable closing level of the index used to determine the interest payment on the related interest payment date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

If the calculation agent determines that the index, the index stocks or the method of calculating the index is changed at any time in any respect — including any split or reverse split, any addition, deletion or substitution and any reweighting or rebalancing of the index or of the index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the index by the index sponsor pursuant to the then-current index methodology of the index, then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the levels of the index used to determine the interest payment amount on the related interest payment date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series E medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series E medium-term notes, holders of specified percentages in principal amount of all Series E medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series E medium-term notes, including your notes, except with respect to certain Series E medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series E medium-term notes, accelerating the maturity of the Series E medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity or upon redemption will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We may pay interest on any interest payment date by check mailed to the person who is the holder on the regular record date. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series E medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the index, the regular record dates, the reference dates, the interest rate on each interest payment date, the interest payable on each interest payment date, business days, trading days, interest determination dates, whether a market disruption event occurs, postponement of any interest payment date or the stated maturity date and the amount of cash payable on your notes at maturity or redemption, as applicable. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Our Early Redemption Right

We may redeem your notes, at our option, in whole but not in part, on the interest payment date that will fall on March 29, 2020 and on each interest payment date occurring thereafter, for an amount equal to 100% of the face amount plus any accrued and unpaid interest to, but excluding, the redemption date.

If we choose to exercise our early redemption right described in this prospectus supplement, we will notify the holder of your notes and the trustee by giving at least ten business days’ prior notice. The day we give the notice, which will be a business day, will be the redemption notice date and the immediately following interest payment date, which we will state in the redemption notice, will be the redemption date. We will not give a redemption notice that results in a redemption date later than the stated maturity date.

If we give the holder a redemption notice, we will redeem the entire outstanding face amount of your notes as follows. On the redemption date, we will pay to the holder of record on the scheduled business day immediately preceding the redemption date, the redemption price in cash, together with any accrued and unpaid interest to, but excluding, the redemption date, in the manner described under “Manner of Payment” above.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer - Calculations of Interest on Debt Securities - Business Days” on page 21 in the accompanying prospectus. A day is a scheduled business day if, as of the trade date, such day is scheduled to be a New York business day.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the respective principal securities markets for all of the index stocks are open for trading, the index sponsor is open for business and the index is calculated and published by the index sponsor. A day is a scheduled trading day with respect to the index if, as of the trade date, the respective principal securities markets for all of its index stocks are scheduled to be open for trading, the index sponsor is scheduled to be open for business and the index is expected to be calculated and published on such day.

Closing Level

The closing level of the index on any trading day will be the official closing level of the index or any successor index published by the index sponsor on such trading day.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “—Default Quotation Period” below) will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained during such period, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final interest determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

With respect to any given trading day, any of the following will be a market disruption event:

•

a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
•

index stocks constituting 20% or more, by weight, of the index, or option or futures contracts, if available, relating to the index or to index stocks constituting 20% or more, by weight, of the index are not trading on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of GS Finance Corp. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by GS Finance Corp. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in option or futures contracts relating to the index or to any index stock.

For this purpose, an “absence of trading” in the primary securities market on which an index stock, or on which option or futures contracts relating to the index or an index stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts, if available, relating to the index or an index stock in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market,
•	an imbalance of orders relating to that index stock or those contracts, or
•	a disparity in bid and ask quotes relating to that index stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS

We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked to the index or the index stocks on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index or the index stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index stocks,
•	may take or dispose of positions in the securities of the index stock issuers themselves,
•

may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market, and/or

•

may take short positions in the index stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index or the index stocks. We expect these steps to involve sales of instruments linked to the index on or shortly before the final interest determination date. These steps may also involve sales and/or purchases of some or all of the index stocks, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index stocks or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE INDEX

The NASDAQ-100 Index®

The NASDAQ-100 Index® includes 100 of the largest domestic and international non-financial stocks listed on The NASDAQ Stock Market based on market capitalization. The NASDAQ-100 Index® is a “price return” index and is calculated using a modified market capitalization-weighted methodology. The NASDAQ-100 Index® is calculated, maintained and published by Nasdaq, Inc. The base date for the NASDAQ-100 Index® is January 31, 1985, with a base value of 125.00, as adjusted. We have derived all information contained in this pricing supplement regarding the NASDAQ-100 Index® from publicly available information. Additional information about the NASDAQ-100 Index® is available on the following website: indexes.nasdaqomx.com/Index/Overview/NDX. We are not incorporating by reference the website or any material it includes in this pricing supplement.

As of March 4, 2019, the 103 stocks included in the NASDAQ-100 Index® were classified into ten industry sectors (with the approximate percentage currently included in such sectors indicated in parentheses): Technology (54.38%), Consumer Services (24.87%), Health Care (8.34%), Consumer Goods (5.88%), Industrials (5.40%), Telecommunications (0.78%), Utilities (0.36%), Oil & Gas (0.00%), Basic Materials (0.00%) and Financials (0.00%). (Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

The top ten constituent stocks of the NASDAQ-100 Index® as of March 4, 2019, by weight, are: Microsoft Corporation (9.92%), Apple Inc. (9.61%), Amazon.com Inc. (9.55%), Facebook Inc. (4.67%), Alphabet Inc. Class C (4.66%), Alphabet Inc. Class A (4.08%), Intel Corporation (3.15%), Cisco Systems Inc. (2.94%), Comcast Corporation (2.25%) and PepsiCo Inc. (2.12%).

Construction of the NASDAQ-100 Index®

The NASDAQ-100 Index® is a modified market capitalization-weighted index. Except under extraordinary circumstances that may result in an interim evaluation, NASDAQ-100 Index® composition is reviewed on an annual basis in December. First, Nasdaq, Inc. determines which stocks meet the applicable eligibility criteria.

Selection Criteria for Initial Inclusion in the NASDAQ-100 Index®

To be eligible for initial inclusion in the NASDAQ-100 Index®, a stock must meet the following criteria:

•

the issuer of the stock’s primary U.S. listing must be exclusively listed on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the stock was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•

the stock must be issued by a non-financial company. Non-financial companies are those companies that are classified under any Industry Code except 8000 according to the Industry Classification Benchmark (ICB), a product of FTSE International Limited;

•	the stock may not be issued by an issuer currently in bankruptcy proceedings;
•

the stock must have a minimum three-month average daily trading volume (“ADTV”) of 200,000 shares (measured annually during the ranking review process). The ADTV is determined by calculating the average of the sum product of the stock’s daily trading volume for each day during the previous three month period;

•

if the issuer of the stock is organized under the laws of a jurisdiction outside the U.S., then such stock must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S. (measured annually during the ranking review process);

•	the issuer of the stock may not have entered into a definitive agreement or other arrangement which would likely result in the stock no longer being eligible for inclusion in the NASDAQ-100 Index®;
•	the issuer of the stock may not have annual financial statements with an audit opinion that is currently withdrawn. This will be determined based upon a stock issuer’s public filings with the SEC; and
•

the stock must have “seasoned” on Nasdaq, NYSE or NYSE Amex. Generally, a company is considered to be seasoned if it has been listed on a market for at least three full months (excluding the first month of initial listing).

Stock types generally eligible for inclusion in the NASDAQ-100 Index® are common stocks, ordinary shares, ADRs and tracking stocks. Closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interest, warrants, units and other derivative stocks are not eligible for inclusion in the NASDAQ-100 Index®. For purposes of NASDAQ-100 Index® eligibility criteria, if the stock is a depositary receipt representing a stock of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying stock. The NASDAQ-100 Index® does not contain securities of investment companies.

Continued Eligibility Criteria

To be eligible for continued inclusion in the NASDAQ-100 Index®, a NASDAQ-100 Index® stock must meet the following criteria:

•	the issuer of the stock’s primary U.S. listing must be exclusively listed on the Nasdaq Global Select Market or the Nasdaq Global Market;
•	the stock must be issued by a non-financial company;
•	the stock may not be issued by an issuer currently in bankruptcy proceedings;
•	the stock must have an ADTV of at least 200,000 shares (measured annually during the ranking review process);
•

if the issuer of the stock is organized under the laws of a jurisdiction outside the U.S., then such stock must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

•

the issuer must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index® at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it is removed from the NASDAQ-100 Index® effective after the close of trading on the third Friday of the following month; and

•	the issuer of the stock may not have annual financial statements with an audit opinion that is currently withdrawn.

All stocks meeting the above criteria will be considered eligible for inclusion in the NASDAQ-100 Index®.  Those stocks which are found to meet the applicable eligibility criteria during the annual review are then ranked by market capitalization. While there is no minimum market capitalization requirement, inclusion will be determined based on the top 100 issuers with the largest market capitalization meeting all other eligibility requirements. Market capitalization is determined by multiplying a stock’s last sale price by its total number of shares outstanding. The last sale price refers to the price at which a stock last traded during regular market hours as reported on such stock’s index market, which may be the Nasdaq Official Closing Price (NOCP). The index market is the index eligible stock market for which the NASDAQ-100 Index® stock’s prices are received and used by Nasdaq, Inc. for purposes of calculating the NASDAQ-100 Index®.

NASDAQ-100 Index® eligible stocks which are already in the NASDAQ-100 Index® and whose issuer is ranked in the top 100 eligible companies based on market capitalization are retained in the NASDAQ-100 Index®. An index stock issuer ranking 101 to 125 based on market capitalization will also be retained for inclusion in the NASDAQ-100 Index® if such issuer was previously ranked in the top 100 issuers as of the last annual ranking review or was added to the NASDAQ-100 Index® subsequent to the previous ranking review and continues to meet all eligibility criteria. Index stock issuers not meeting such criteria are replaced. The replacement stocks are those eligible stocks not currently in the NASDAQ-100 Index® whose issuers have the next largest market capitalization.

The data used in the process of ranking by market capitalization includes end of October market data and is updated for total shares outstanding submitted in an index stock issuer’s publicly filed SEC document via the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) through the end of November. If a stock is a depositary receipt, the total shares outstanding is the actual depositary shares outstanding as reported by the depositary banks.

The final list of constituents included in the NASDAQ-100 Index®, including any replacements made during the annual review, is made effective after the close of trading on the third Friday in December. Generally, the list of annual additions and deletions as a result of the annual review is publicly announced by Nasdaq, Inc. via a press release in the early part of December, in conjunction with an announcement on Nasdaq, Inc.’s website.

NASDAQ-100 Index® Calculation

The discussion below describes the “price return” calculation of the NASDAQ-100 Index®. As compared to the total return or notional net total return versions of the NASDAQ-100 Index®, the price return version is ordinarily calculated without regard to cash dividends on the NASDAQ-100 Index® stocks. However, all NASDAQ-100 Index® calculations reflect extraordinary cash distributions and special dividends.

The NASDAQ-100 Index® is a modified market capitalization-weighted index. The value of the NASDAQ-100 Index® equals the NASDAQ-100 Index® market value divided by the NASDAQ-100 Index® divisor. The overall NASDAQ-100 Index® market value is the aggregate of each NASDAQ-100 Index® stock’s market value, as may be adjusted for any corporate actions. A NASDAQ-100 Index® stock’s market value is determined by multiplying the last sale price by its index share weight, also known as “index shares”. Index shares are equal to the total number of shares outstanding for a NASDAQ-100 Index® stock. In other words, the value of the NASDAQ-100 Index® is equal to (i) the sum of the products of (a) the index shares of each of the NASDAQ-100 Index® stocks multiplied by (b) each such stock’s last sale price (adjusted for corporate actions, if any), divided by (ii) the divisor of the NASDAQ-100 Index®.

The price return NASDAQ-100 Index® divisor is calculated as the ratio of (i) the start of day market value of the NASDAQ-100 Index® divided by (ii) the previous day NASDAQ-100 Index® value.

If trading in a NASDAQ-100 Index® stock is halted on its primary listing market, the most recent last sale price for that stock is used for all NASDAQ-100 Index® computations until trading on such market resumes. Similarly, the most recent last sale price is used if trading in a NASDAQ-100 Index® stock is halted on its primary listing market before the market opens.

The NASDAQ-100 Index® is calculated in U.S. dollars during the U.S. market trading day based on the last sale price and are disseminated once per second from 09:30:01 until 17:16:00 ET. The closing value of the NASDAQ-100 Index® may change up until 17:15:00 ET due to corrections to the last sale price of the NASDAQ-100 Index® stocks. The official closing value of the NASDAQ-100 Index® is ordinarily disseminated at 17:16:00 ET.

NASDAQ-100 Index® Maintenance

Changes to NASDAQ-100 Index® Constituents

Changes to the NASDAQ-100 Index® constituents may be made during the annual ranking review. In addition, if at any time during the year other than the annual review, it is determined that an index stock issuer no longer meets the criteria for continued inclusion in the NASDAQ-100 Index®, or is otherwise determined to have become ineligible for continued inclusion in the NASDAQ-100 Index®, it is replaced with the largest market capitalization issuer not currently in the NASDAQ-100 Index® that meets the applicable eligibility criteria for initial inclusion in the NASDAQ-100 Index®.

Ordinarily, a stock will be removed from the NASDAQ-100 Index® at its last sale price. However, if at the time of its removal the NASDAQ-100 Index® stock is halted from trading on its primary listing market and an official closing price cannot readily be determined, the NASDAQ-100 Index® stock may, in Nasdaq, Inc.s discretion, be removed at a price of $0.00000001 (“zero price”). This zero price will be applied to the NASDAQ-100 Index® stock after the close of the market but prior to the time the official closing value of the NASDAQ-100 Index® is disseminated.

Divisor Adjustments

The divisor is adjusted to ensure that changes in NASDAQ-100 Index® constituents either by corporate actions (that adjust either the price or shares of a NASDAQ-100 Index® stock) or NASDAQ-100 Index® participation outside of trading hours do not affect the value of the NASDAQ-100 Index®. All divisor changes occur after the close of the applicable index stock markets.

Quarterly NASDAQ-100 Index® Rebalancing

On a quarterly basis coinciding with the quarterly scheduled index shares adjustment procedures in March, June and September, as discussed below, the NASDAQ-100 Index® will be rebalanced if it is determined that (1) the current weight of the single NASDAQ-100 Index® stock with the largest market capitalization is greater than 24.0% of the NASDAQ-100 Index® or (2) the collective weight of those stocks whose individual current weights are in excess of 4.5% exceeds 48.0% of the NASDAQ-100 Index®. If either one or both of the above weight distribution conditions are met upon quarterly review, or Nasdaq, Inc. determines that a special rebalancing is necessary, a weight rebalancing will be performed.

If the first weight distribution condition is met and the current weight of the single NASDAQ-100 Index® stock with the largest market capitalization is greater than 24.0%, then the weights of all stocks with weights greater than 4.5% will be scaled down proportionately toward 1.0% until the adjusted weight of the single largest NASDAQ-100 Index® stock reaches 20.0%.

If the second weight distribution condition is met and the collective weight of those stocks whose individual current weights are in excess of 4.5% (or adjusted weights in accordance with the previous step, if applicable) exceeds 48.0% of the NASDAQ-100 Index®, then the weights of all stocks with weights greater than 4.5% in that group will be scaled down proportionately toward 1.0% until their collective weight, so adjusted, is equal to 40.0%.

On an annual basis coinciding with the annual evaluation in December, the NASDAQ-100 Index® will be rebalanced if it is determined that the collective weight of the five largest NASDAQ-100 Index® stocks by weight, when added together, exceeds 40.0% of the NASDAQ-100 Index®. In addition, a special rebalancing of the NASDAQ-100 Index® may be conducted at any time if it is determined necessary to maintain the integrity of the NASDAQ-100 Index®.  If the weight distribution requirement is met upon the annual evaluation or it is determined that a special rebalancing is required, a weight rebalancing will be performed. If the collective weight of the five largest NASDAQ-100 Index® stocks by weight, when added together, exceeds 40.0% of the NASDAQ-100 Index® at the time of the annual evaluation, those top five

NASDAQ-100 Index® stocks will be scaled down proportionately towards 1.0% for the collective weight, so adjusted, to be set to 38.5%. The excess weight due to capping from the five largest, capped NASDAQ-100 Index® stocks is redistributed to the remaining NASDAQ-100 Index® stocks. Thereafter, all other NASDAQ-100 Index® stocks are capped at 4.5% and the weight is proportionally redistributed to all NASDAQ-100 Index® stocks that have not yet been capped.  If, after capping the top five NASDAQ-100 Index® stocks to reduce the aggregate weight to 38.5%, the fifth largest NASDAQ-100 Index® stock has a weight less than 4.5%, all remaining securities are capped at the weight of the fifth largest NASDAQ-100 Index® stock.

In the event of a special rebalance, either coinciding with the quarterly review or annual evaluation (or at any other point in time where necessary), prior month-end shares outstanding and prices for each NASDAQ-100 Index® stock are utilized to calculate the weights that require capping and the associated index shares. If a special rebalance were to occur in accordance with the quarterly scheduled index adjustment or annual evaluation, the index weights will be determined anew based upon the last sale prices and aggregate capitalization of the NASDAQ-100 Index® at the close of trading on the last calendar day in February, May, August and November. Changes to the index shares will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor is made to ensure continuity of the NASDAQ-100 Index®. Ordinarily, new rebalanced index weights will be determined by applying the above procedures to the current index weights. However, Nasdaq, Inc. may, from time to time, determine rebalanced weights, if necessary, by applying the above procedure to the actual current market capitalization of the NASDAQ-100 Index® components. In such instances, Nasdaq, Inc. would announce the different basis for rebalancing prior to its implementation.

At the quarterly rebalancing, data is cutoff as of the previous month end and no changes are made to the NASDAQ-100 Index® from that cutoff until the quarterly index share change effective date, except in the case of changes due to corporate actions with an ex-date.

Corporate Actions and NASDAQ-100 Index® Adjustments

Aside from changes resulting from quarterly rebalancing, intra-quarter changes in index shares driven by corporate events can also result from a change in a NASDAQ-100 Index® stock’s total shares outstanding that is greater than 10.0%. If a stock is a depositary receipt, the total shares outstanding is the actual depositary shares outstanding as reported by the depositary banks. Changes in the price and/or index shares driven by corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on the ex-date. Changes in total shares outstanding are determined by an index stock issuer’s public filings with the SEC. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change is made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. The index shares are derived from the stock’s total shares outstanding. The index shares are then adjusted by the same percentage amount by which the total shares outstanding have changed.

The following corporate actions will be made effective on the ex-date. If there is no ex-date announced by the index exchange, there will be no adjustment to the NASDAQ-100 Index® as a result of a corporate action.

Stock Split and Stock Dividend. A stock split and stock dividend is the action of a NASDAQ-100 Index® stock in increasing its index shares and decreasing the par value proportionately. There is no flow of capital into or out of the company. The number of index shares in the NASDAQ-100 Index® increases but the market capitalization of the stock remains unchanged. The price of the NASDAQ-100 Index® stock is adjusted to reflect the ratio of a stock split and stock dividend and a corresponding inverse adjustment to the index shares is made.

Reverse Stock Split. A reverse stock split is the action of a NASDAQ-100 Index® stock in decreasing its index shares and decreasing the par value in proportion. There is no flow of capital into or out of the company. The number of index shares in the NASDAQ-100 Index® decreases but the market capitalization of the stock remains unchanged. The price of the NASDAQ-100 Index® stock is adjusted to reflect the ratio of the reverse stock split and a corresponding inverse adjustment to the index shares is made.

Special Cash Dividends. A dividend is considered “special” if the information provided by the listing exchange in their announcement of the ex-date indicates that the dividend is special. Other nomenclature for a special dividend may include, but is not limited to, “extra”, “extraordinary”, “non-recurring”, “one-time” and “unusual”. The price of the NASDAQ-100 Index® stock in the NASDAQ-100 Index® is adjusted for the amount of the special cash dividend.

Cash and Stock Dividends. If a NASDAQ-100 Index® stock is paying a cash and stock dividend on the same date, the cash dividend is applied before the stock dividend unless otherwise indicated in the information provided by the index exchange. Additionally, in the case of an optional dividend which allows the holder to choose between receiving cash or stock, the adjustment will be made in the manner in which the dividend has been announced by the index exchange.

Stock Distribution of Another Stock. If a NASDAQ-100 Index® stock is distributing shares of a different stock, the value of the NASDAQ-100 Index® stock will be adjusted downward to reflect the ratio of the distribution. There is no adjustment to index shares. If the stock being distributed is another class of common shares of the same issuer, the value of the existing NASDAQ-100 Index® stock will be adjusted downward to reflect the ratio of the distribution with no adjustment to index shares, and the new class of shares may be added to the NASDAQ-100 Index® on a pro-rata basis.

Spin-offs. If a NASDAQ-100 Index® stock is spinning off a stock, the value of the NASDAQ-100 Index® stock will be adjusted downward to reflect the ratio of the distribution. There is no adjustment to index shares. If a when-issued market is established for the spin-off company, the price of the NASDAQ-100 Index® stock is adjusted downward by the value of the spinoff. The value of the spin-off is determined by multiplying the spin-off ratio by the when-issued price. In the event the value of the spinoff has not been established as indicated above then no price adjustment is made to the NASDAQ-100 Index® stock. The new stock resulting from the spin-off transaction is not added to the NASDAQ-100 Index®.

Rights Offerings. The price of a NASDAQ-100 Index® stock is adjusted on the ex-date for rights offerings if the rights are transferable and the offering has a subscription price on an equivalent per share basis that is less than the closing price of the underlying stock (the NASDAQ-100 Index® stock the right entitles a holder to purchase) on the day prior to the ex-date. The price of the NASDAQ-100 Index® stock is adjusted downward for the value of the right. The value of the right is equal to (1) (i) the previous last sale price of the underlying stock minus (ii) the sum of (a) the subscription price of the right plus (b) the cash dividend of the underlying stock, if any, divided by (2) the number of rights required to purchase one share plus one.

Corporate actions are implemented in the NASDAQ-100 Index® in accordance with the NASDAQ-100 Index® maintenance rules discussed above. The divisor will also be adjusted as a result of corporate actions that adjust either the price or shares of a NASDAQ-100 Index® stock. Nasdaq, Inc. will make announcements prior to the effective date of any corporate actions.

In the case of mergers and acquisitions, the index stock issuer may be removed the day following the shareholder vote or the expected expiration of the tender offer, provided the acquisition is not contested. In the event the acquisition is contested, the removal of the NASDAQ-100 Index® stock will occur as soon as reasonably practicable, once results have been received indicating that the acquisition will likely be successful.

If a company files for bankruptcy, the NASDAQ-100 Index® stock or stocks of the issuer will be removed from the NASDAQ-100 Index® as soon as practicable thereafter. The value of the NASDAQ-100 Index®

stock will be considered $0.00000001 if no other applicable price can be observed on the Nasdaq Global Select Market or the Nasdaq Global Market.

Discretionary Adjustments

In addition to the above, Nasdaq, Inc. may, from time to time, exercise reasonable discretion as it deems appropriate in order to ensure NASDAQ-100 Index® integrity, including, but not limited to, changes to quantitative inclusion criteria.  Nasdaq, Inc. may also, due to special circumstances, if deemed essential, apply discretionary adjustments to ensure and maintain the quality of the NASDAQ-100 Index® construction and calculation.

Market Disruption Events

If a NASDAQ-100 Index® stock does not trade on its primary listing market on a given day or such index market has not opened for trading, the most recent last sale price from the index market (adjusted for corporate actions, if any) is used. If a NASDAQ-100 Index® stock is halted from trading on its index market during the trading day, the most recent last sale price is used until trading resumes.

Corrections and Calculations

The closing value of the NASDAQ-100 Index® may change up until 17:15:00 ET due to corrections to the last sale price of the NASDAQ-100 Index® stocks. In the event that a change has been made to the NASDAQ-100 Index® intraday, Nasdaq, Inc. will make an announcement describing such change. In the event a NASDAQ-100 Index® calculation has been corrected retroactively, an announcement will be provided.

License Agreement between Nasdaq, Inc. and GS Finance Corp.

The Product(s) is not sponsored, endorsed, sold or promoted by NASDAQ, Inc. or its affiliates (NASDAQ, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s).  The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the NASDAQ-100® Index to track general stock market performance.  The Corporations' only relationship to GS Finance Corp. (“Licensee”) is in the licensing of the Nasdaq®, NASDAQ-100 Index®, and certain trade names of the Corporations and the use of the NASDAQ-100 Index® which is determined, composed and calculated by NASDAQ without regard to Licensee or the Product(s).  NASDAQ has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the NASDAQ-100 Index®.  The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

The Corporations do not guarantee the accuracy and/or uninterrupted calculation of Nasdaq-100 Index® or any data included therein.  The Corporations make no warranty, express or implied, as to results to be obtained by Licensee, owners of the product(s), or any other person or entity from the use of the Nasdaq-100 Index® or any data included therein.  The Corporations make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the Nasdaq-100 Index® or any data included therein.  Without limiting any of the foregoing, in no event shall the Corporations have any liability for any lost profits or special, incidental, punitive, indirect, or consequential damages, even if notified of the possibility of such damages.

Historical Closing Levels of the Index

The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the index during the period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of the index as an indication of the future performance of the index. We cannot give you any assurance that the future performance of the index or the index stocks will result in your receiving any interest payment on any interest payment date.

Neither we nor any of our affiliates make any representation to you as to the performance of the index. Before investing in the offered notes, you should consult publicly available information to determine the relevant index levels between the date of this prospectus supplement and the date of your purchase of the offered notes. The actual performance of the index over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The graph below shows the daily historical closing levels of the index from March 27, 2009 through March 27, 2019. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification. Although the official closing levels of the index are published to six decimal places by the index sponsor, Bloomberg Financial Services reports the levels of the index to fewer decimal places.

Historical Performance of the NASDAQ-100 Index®

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax-exempt organization;
•	a partnership;
•	a person that owns the notes as a hedge or that is hedged against interest rate risks;
•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Tax Treatment. The tax treatment of your notes is uncertain. The tax treatment of your notes will depend upon whether the notes are properly treated as variable rate debt instruments or contingent payment debt instruments. This in turn depends, in part, upon whether it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. Based on our numerical analysis, we will take the position that it is not reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. We accordingly will treat your notes as variable rate debt instruments for U.S. federal income tax purposes. Except as otherwise noted below under “Alternative Treatments,” the discussion below assumes that the notes will be so treated. Under this characterization, you should include the interest payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes.

Our determination that it is not reasonably expected that the return on your notes during the first half of the notes’ term will be significantly greater or less than the return on your notes during the second half of the notes’ term is made solely for U.S. federal income tax purposes, and is not a prediction or guarantee as to whether the return on the notes during the first half of the notes’ term will or will not be significantly greater or less than the return on the notes during the second half of the notes’ term.

You will generally recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at such time (other than amounts representing accrued and unpaid interest, which will be taxable as such) and your adjusted basis in your notes. See the discussion under “United States Taxation — Taxation of Debt Securities — United States Holders — Purchase, Sale and Retirement of the Debt Securities” in the accompanying prospectus for more information.

If you purchase the notes at a discount to the principal amount of the notes, you may be subject to the rules governing market discount as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Market Discount” in the accompanying prospectus. If you purchase the notes at a premium to the principal amount of the notes, you will be subject to the rules governing premium as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Debt Securities Purchased at a Premium” in the accompanying prospectus.

Alternative Treatments. If it is determined that it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term, the notes should be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. In addition, you would be required to construct a projected payment schedule for the notes and you would make a “positive adjustment” to the extent of any excess of an actual payment over the corresponding projected payment under the notes, and you would make a “negative adjustment” to the extent of the excess of any projected payment over the corresponding actual payment under the notes. You would recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your notes. Any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary income and any loss recognized by you at such time would be treated as ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

It is also possible that the Internal Revenue Service could determine that the notes should be subject to special rules for notes that provide for alternative payment schedules if one of such schedules is significantly more likely than not to occur. If your notes are subject to those rules, you would generally be required to include the stated interest on your notes in income as it accrues even if you are otherwise subject to the cash basis method of accounting for tax purposes. The rules for notes that provide alternative payment schedules if one of such schedules is significantly more likely than not to occur are discussed under “United States Taxation—United States Holders—Original Issue Discount—Debt Securities Subject to Contingencies Including Optional Redemption” in the accompanying prospectus.

You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation —Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any interest payments and amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the index during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any interest payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2021, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules. Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the securities.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

GS Finance Corp. has agreed to sell to GS&Co., and GS&Co. has agreed to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 3.25% of the face amount.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

GS&Co. will also pay a fee in connection with the distribution of the notes to SIMON Markets LLC, a broker-dealer affiliated with GS Finance Corp.

We will deliver the notes against payment therefor in New York, New York on March 29, 2019.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Any notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

a)the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)

a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and
b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), GS&Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:

a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b)

at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to above shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this prospectus supplement has been executed and issued by The Goldman Sachs Group, Inc., and such notes have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

$608,000

GS Finance Corp.

Callable Monthly NASDAQ-100 Index®-Linked Range Accrual Notes due 2029

guaranteed by

The Goldman Sachs Group, Inc.

___________________

___________________

Goldman Sachs & Co. LLC

Prospectus Supplement
Page

Summary Information	S-5
Hypothetical Examples	S-7
Additional Risk Factors Specific to Your Notes	S-9
Specific Terms of Your Notes	S-18
Use of Proceeds	S-26
Hedging	S-26
The Index	S-27
Supplemental Discussion of Federal Income Tax Consequences	S-35
Employee Retirement Income Security Act	S-38
Supplemental Plan of Distribution	S-39
Conflicts of Interest	S-41
Validity of the Notes and Guarantee	S-41

Prospectus Supplement dated July 10, 2017

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21

Prospectus dated July 10, 2017

Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96